CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 24, 2015, accompanying the financial statements of High Income Investment Grade Trust, Series 1 (included in Invesco Unit Trusts, Taxable Income Series 446) as of March 31, 2015, and for the period from April 23, 2013 (date of deposit) through March 31, 2014 and for the year ended March 31, 2015 and the financial highlights for the period from April 23, 2013 (date of deposit) through March 31, 2014 and for the year ended March 31, 2015, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-185421) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 24, 2015